102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Completes Investment of $347 Million of Senior Preferred Shares by the U.S. Treasury under the Capital Purchase Program

GREENVILLE, SC – December 5, 2008 – The South Financial Group, Inc. (NASDAQ: TSFG) today completed the issuance and sale of $347 million of Fixed Rate Cumulative Perpetual Preferred Stock, Series 2008-T and related common stock warrants to the U.S. Treasury Department under its voluntary Capital Purchase Program.

H. Lynn Harton, Interim President and CEO, commented, “The Treasury Department’s investment is a vote of confidence in TSFG and enhances our ability to support economic growth in the communities we serve. In addition, the Treasury’s investment increases our already strong capital position giving us greater flexibility to manage our balance sheet and to explore strategic investments in our banking franchise. We have a great team, know the challenges that lie ahead, and are working to become an even stronger bank for our customers, shareholders and employees.”

At September 30, 2008, TSFG’s regulatory capital ratios remained well in excess of “well capitalized” regulatory requirements. After the Treasury’s $347 million capital infusion, TSFG’s pro forma September 30, 2008 Tier 1 risk-based capital would increase to 14.18% from 11.18%, and its pro forma total risk-based ratio would increase to 15.68% from 12.68%.

The Series 2008-T Preferred Stock will pay a cumulative annual dividend rate of 5% for the first five years and adjust to an annual rate of 9% for years six through 10, unless the shares are redeemed. The Treasury also received 10-year warrants to purchase 10,106,796 shares of TSFG common stock at an exercise price of $5.15 per share.

Additionally, TSFG today elected to participate in the FDIC’s Temporary Liquidity Guarantee Programs. This includes the Transaction Account Guarantee Program, which provides full FDIC insurance coverage of noninterest-bearing deposit and certain other transaction accounts regardless of the dollar amount through December 31, 2009, and the Debt Guarantee Program, which provides a full FDIC guarantee for up to three years of certain unsecured debt obligations issued by the Company on or before June 30, 2009 up to approximately $241 million subject to regulatory approvals.

General Information

The South Financial Group is the largest publicly-traded bank holding company headquartered in South Carolina and ranks among the top 50 U.S. commercial bank holding companies in total assets. At September 30, 2008, it had approximately $13.7 billion in total assets and 180 branch offices in Florida, North Carolina, and South

Carolina. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At September 30, 2008, approximately 45% of TSFG’s total customer deposits were in South Carolina, 41% were in Florida, and 14% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Forward-Looking Statements

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer funding growth, expense control, income tax rate, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

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